Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 12, 2022 with respect to the consolidated financial statements of HWH International, Inc. as of and for the year ended December 31, 2020 contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ TURNER, STONE & COMPANY, LLP

Dallas, Texas

January 4, 2023